Exhibit 10.4
August 17, 2007
Mr. Robert Bennett
President
Discovery Holdings Company
12300 Liberty Boulevard
Englewood, CO 80112
RE: Sprint Nextel Stock Award
Dear Dob:
I am writing to provide you additional information regarding your recent special equity award. As you know, on August 7, 2007 the Sprint Nextel Board awarded you a grant of 3,776 shares of Sprint Nextel common stock, plus a cash payment of $113.46 for dividends that would have been earned. A check in the amount of $113.46 is enclosed.
Of the 3,776 shares awarded to you, 3,767 shares are for services rendered by you as a Board member for the time period from the date you joined the Board (October 8, 2006) to the date of the 2007 annual meeting of shareholders (May 8, 2007). Had the current practice of granting restricted stock units (RSUs) to new directors been in place at the time of your appointment to the Board, you would have received an RSU award valued at $62,500. This value was determined by dividing the value of the annual RSU award ($100,000) made to outside directors, by 24 to establish the dollar value for each half-month of service that a director can provide in a 12-month period ($100,000/24 = $4,166.67). We then multiplied $4,166.67 by the number of half-months of service you provided between October 8, 2006 and May 8, 2007, which was 15 half-months ($4,166.67 x 15 = $62,500). The number of shares awarded was then determined by dividing $62,500 by $16.59, which represents the average 30-calendar day fair market value of Sprint Nextel common stock for the period beginning August 16, 2006 and ending on September 14, 2006 ($62,500 /$16.59 = 3,767 shares).
The nine additional shares granted to you represent dividends that would have accrued on the 3,767 RSUs for the period from October 8, 2006 to May 8, 2007, which brings the total number of shares of common stock granted to you to 3,776 shares (3,767 + 9).
The cash payment of $113.46 consists of (1) $19.06, which represents the cash value of fractional share dividends, and (2) $94.40, which represents the second quarter cash dividends that would have been paid on the shares had you received an RSU grant that vested on the May 8, 2007 annual meeting date. These calculations are summarized on the attached worksheet.

Mr. Robert Bennett

August 17, 2007
The amount that we will report on Form 1099-MISC for 2007 relating to this award is $75,255.86 (see detail below). Your basis in the shares delivered equals $19.90 per share (the closing price of Sprint Nextel common stock on Monday, August 6, 2007).

Amount to be
reported on 2007
Form 1099-MISC*
3,776 shares of Sprint Nextel common stock	$75,142.40
Fractional share cash	$19.06
2nd Quarter Dividend Equivalent	$94.40

Total	$75,255.86

*	None of the amounts are from a qualified plan and therefore are not eligible for roll-over to a qualified plan.
Per your instructions, these shares will be delivered to UBS. If you do not have access to your UBS account and you require a statement or information regarding your account, please contact George Lee, Vice President — Investments at UBS. He can be reached at (719) 520-XXXX.
As a reminder, our director stock ownership guidelines require our outside directors to hold equity or equity interests in our common stock with a value of at least $140,000 (which is two times the annual board retainer amount), and to meet this requirement by the second anniversary of your election to the board. In addition, minimum holding periods apply to equity and equity interests acquired by outside directors from Sprint Nextel.
Congratulations on receiving this award. Sprint Nextel truly values the counsel, direction and judgment of its Board members, and we look forward to working with you to achieve our goals and objectives.
If you have questions about your equity award or the Director Compensation Program, please feel free to contact me at (703) 433-XXXX.
My best regards,
Christie A. Hill
Enclosures
cc: Jim Hayes